SENTRY PETROLEUM LTD.
SHARE OPTION PLAN
February 28, 2009

OPTION COMMITMENT

Notice is hereby given that, effective this 28th day of February, 2009 (the “Effective Date”) SENTRY PETROLEUM LTD. (the “Company”) has granted to Heather Grant, an Option to acquire 25,000 Common Shares (“Optioned Shares”) up to 5:00 p.m. Pacific time on the 28th day of February, 2014 (the “Expiry Date”) at a Exercise Price of US$1.04 per share. Optioned Shares may be acquired as follows:

(a)	1/3 of the total number of Optioned Shares granted will vest twelve months after the Effective Date;

(b)	a further 1/3 of the total number of Optioned Shares granted will vest 24 months after the Effective Date; and

(c)	the remaining 1/3 of the total number of Optioned Shares granted will vest 36 months after the Effective Date.

The grant of the Optioned Shares evidenced hereby is made subject to the terms and conditions of the Company’s Share Option Plan, the terms and conditions of which are hereby incorporated in this Option Commitment.

To exercise your Option, deliver to the Company at its then principal business office, a written notice specifying the number of Optioned Shares you wish to acquire, together with cash or a certified cheque payable to the Company for the aggregate Exercise Price. A certificate for the Optioned Shares so acquired will be issued by the transfer agent as soon as practicable thereafter and will bear a legend stipulating any resale restrictions required under applicable securities laws.

SENTRY PETROLEUM LTD.

President

I hereby acknowledge receipt of a copy of the Plan and agree to be bound by the terms of the Plan. This commitment supersedes any prior Option or commitment made to me.

OPTIONEE

_HEATHER GRANT___________________________

Name:       _Heather Grant_______________________

Address:    ___________________________________

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